UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 1, 2007

VECTOR INTERSECT SECURITY
ACQUISITION CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-52247 (Commission File Number)	20-3200738 (IRS Employer Identification No.)

65 Challenger Road, Ridgefield Park, NJ (Address of Principal Executive Offices)	07660 (Zip Code)

(201) 708-9801
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant.

On August 6, 2007, the Board of Directors of Vector Intersect Security Acquisition Corp. (the “Company”) appointed Miller, Ellin & Company, LLP (“Miller”) as its independent registered public accounting firm for the fiscal year ending December 31, 2007. The Company previously dismissed Goldstein Golub Kessler LLP (“Goldstein”) as the Company’s principal accountants. The Company previously reported the dismissal of Goldstein in a Current Report on Form 8-K dated July 23, 2007.

During the fiscal year ended December 31, 2005 and in the subsequent interim period, the Company did not consult with Miller regarding (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements and no written or oral advice was provided by Miller that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement or event, as set forth in Item 304(a)(1)(iv) or Item 304(a)(1)(v) of Regulation S-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 1, 2007, Amit Avnet resigned from the Board of Directors of the Company. His resignation was not the result of any disagreement on any matter relating to the registrant’s operations, policies or practices.

On August 6, 2007, the Company’s Board of Directors appointed Doron Cohen and Tom Rebar to the Board of Directors to fill the vacancies created by the departures of Ehud Barak and Amit Avnet. The new directors will not receive any compensation in connection with their service as directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 13, 2007	VECTOR INTERSECT SECURITY ACQUISITION CORP.

	By:	/s/ Yaron Eitan
Yaron Eitan Chief Executive Officer